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                                                                 Exhibit 8.2

                     [LETTERHEAD OF MAYER, BROWN & PLATT]


                                                      March 9, 1998


CENFED Financial Corporation
CenFed Bank, a Federal Savings Bank
199 North Lake Avenue
Pasadena, California 91101

      Re: Merger of CENFED Financial Corporation with and into a Wholly-Owned Subsidiary of Golden State Bancorp Inc.
            ----------------------------------------------------


Ladies and Gentlemen:

     We have acted as special counsel to CENFED Financial Corporation ("CENFED") in connection with a proposed merger pursuant to which CENFED will be merged with and into Golden State Financial Corporation ("Merger Sub"), a wholly owned direct subsidiary of Golden State Bancorp Inc. ("Golden State"), as provided for in the Agreement and Plan of Reorganization dated as of August 17, 1997, as amended on December 1, 1997 (the "Merger Agreement"). Upon consummation of this transaction (the "Merger"), each issued and outstanding share of CENFED (other than shares of CENFED common stock held in treasury), will be converted into the right to receive shares of Golden State common stock as provided in the Merger Agreement. Cash will be paid to each holder of CENFED Common Stock in lieu of the issuance of fractional shares. You have requested that we provide opinions, as required by section 6.3(b) of the Merger Agreement, regarding qualification of the Merger as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and certain related matters.

     The opinions set forth below are based upon the Internal Revenue Code of 1986, as amended (the "Code"), the legislative history with respect thereto, rules and regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof, and all of which are subject to change at any time, possibly on a retroactive basis. There can be no assurance that our conclusions will not be rendered invalid as a result of subsequent changes in the law, including changes to the Code, the regulations thereunder, or the interpretation thereof by the courts or the Internal Revenue Service.

     In addition, in providing these opinions, we have relied upon (1) the Merger Agreement,(2) the description of the Merger and related transactions set forth in the OTS Application on Form H-(e)3 filed in connection with the


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CENFED Financial Corporation
March 9, 1998
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Merger, (3) the description of the
Merger and related transactions set forth in the Proxy Statement-Prospectus on Form S-4 filed in connection with the Merger (the "Registration Statement"); and
(4) written representations provided by CENFED and Golden State concerning certain facts underlying and relating to the proposed transactions (the "Representations"). This opinion is conditioned on the Representations remaining true, correct and complete at the effective date of the Merger. In the Representations, the signatories thereof have undertaken to inform us if any prior statement made therein becomes untrue prior to the Effective Date. In addition, we have assumed that any representation or statement made "to the best knowledge" or similarly qualified is correct without such qualification.

     Based on the foregoing, we offer the following opinion:

     1. The Merger will be treated for purposes of the Federal income tax as a "reorganization" within the meaning of Section 368(a) of the Code.

     2. Golden State, CENFED and Merger Sub will each be a "party" to that reorganization within the meaning of Section 368(b) of the Code.

     3. No gain or loss will be recognized by holders of CENFED Common Stock upon the receipt of Golden State Common Stock in the Merger (except with respect to cash received in lieu of fractional shares).

     4. No gain or loss will be recognized by Golden State, CENFED or Merger Sub as a result of the Merger.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to this firm under the heading "Certain Federal Income Tax Consequences" in the Registration Statement.


                                       Very truly yours,

                                       /s/ Mayer, Brown & Platt
                                       Mayer, Brown & Platt